Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

Subject to Completion Preliminary Term Sheet dated April 28, 2011 Units Pricing Date* May , 2011 Enhanced Buffer Market-Linked Step Up Notes Settlement Date* June , 2011 Linked to the Dow Jones Industrial AverageSM Maturity Date* May , 2014 due May , 2014 CUSIP No. $10 principal amount per unit Term Sheet No. Barclays Bank PLC Enhanced Buffer Market-Linked Step Up Notes Step Up Payment of 16% to 22% over the Original Offering Price at maturity if the level of the Dow Jones Industrial AverageSM (the “Index”) is greater than or equal to 95% of the Starting Value (the “Threshold Value”), but does not increase above the Step Up Value 100% participation in any increase in the level of the Index if it increases above the Step Up Value of 116% to 122% of the Starting Value 1-to-1 downside exposure to decreases in the level of the Index in excess of the Threshold Value, with up to 95% of the principal amount at risk A maturity of approximately three years Payment of the Redemption Amount at maturity is subject to the credit risk of Barclays Bank PLC No periodic interest payments No listing on any securities exchange The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction Market Downside Protection Enhanced Income Market Access Enhanced Return Enhanced Return The notes are being offered by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement SUN-1. The notes: Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Per Unit Total Public offering price (1) $10.000 $ Underwriting discount (1) $ 0.225 $ Proceeds, before expenses, to Barclays Bank PLC $ 9.775 $ (1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.950 per unit and $0.175 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.775 per unit and $0.000 per unit, respectively. *Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change. Merrill Lynch & Co. May , 2011

Enhanced Buffer Market-Linked Step Up Notes Linked to the Dow Jones Industrial AverageSM, due April , 2014 Summary The Enhanced Buffer Market-Linked Step Up Notes Linked to the Dow Jones Industrial AverageSM, due May , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes provide investors with a Step Up Payment if the Ending Value of the Dow Jones Industrial AverageSM (the “Index”), determined on a specified calculation day shortly before the maturity date, is greater than or equal to the Threshold Value, but does not increase above the Step Up Value. If the level of the Index increases from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. The notes may be suitable investments for investors that believe that the Ending Value will be greater than the Threshold Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that will be less, and potentially significantly less, than the Original Offering Price if the Ending Value is less than the Threshold Value. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays. Terms of the Notes Issuer: Barclays Bank PLC (“Barclays”) Original Offering Price: $10.00 per unit Term: Approximately three years Market Measure: Dow Jones Industrial AverageSM (Bloomberg symbol: “INDU”) Starting Value: The closing level of the Index on the pricing date. The Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes. Ending Value: The closing level of the Index on the calculation day. If it is determined that the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-20 of product supplement SUN-1. Step Up Value: The Step Up Value will be between 116% and 122% of the Starting Value. The Step Up Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes. Step Up Payment: The Step Up Payment will be between $1.60 and $2.20 per unit at maturity (representing a return of between 16% and 22% over the Original Offering Price). The actual Step Up Payment will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes. Threshold Value: 95% of the Starting Value, rounded to two decimal places. Calculation Day: The fifth scheduled Market Measure Business Day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes. Joint Calculation Agents: Barclays and MLPF&S. Determining the Redemption Amount for the Notes On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) calculated as follows: $10 + $10 x Ending value Starting Value Starting Value $10 $10 x Threshold Value Ending value Starting value You will receive per unit: In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the Original Offering Price per unit of the notes. Enhanced Buffer Market-Linked Step Up Notes TS-2

Enhanced Buffer Market-Linked Step Up Notes
Linked to the Dow Jones Industrial Average[SM], due May , 2014
Enhanced Return

Hypothetical Payout Profile


Market-Linked Step Up Notes
Percentage Return on the Notes at Maturity
Market Measure Movement
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%

This graph reflects the **hypothetical** returns on the notes at maturity, based on the **hypothetical** Step Up Payment of $1.90 (the midpoint of the Step Up Payment range of $1.60 to $2.20), the **hypothetical** Step Up Value of 119% of the **hypothetical** Starting Value (the midpoint of the Step Up Value range of 116% to 122%), and the **hypothetical** Threshold Value of 95% of the Starting Value. The green line reflects the **hypothetical** returns on the notes while the grey dotted line reflects the **hypothetical** returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Step Up Payment, Step Up Value, Ending Value, Threshold Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of **hypothetical** Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon a **hypothetical** Starting Value of 12,201.59 (the closing level of the Index on April 18, 2011), a **hypothetical** Threshold Value of 11,591.51, a **hypothetical** Step Up Payment of $1.90 (the midpoint of the Step Up Payment range of $1.60 to $2.20), and a **hypothetical** Step Up Value of 119% of the **hypothetical** Starting Value (the midpoint of the Step Up Value range of 116% to 122%):

Example 1 — The **hypothetical** Ending Value is 80% of the **hypothetical** Starting Value and is less than the **hypothetical** Threshold Value:

Hypothetical Starting Value: 12,201.59
Hypothetical Threshold Value: 11,591.51
Hypothetical Ending Value: 9,761.27

Hypothetical Redemption Amount (per unit) $= \$10 - \left[\$10 \times \left(\frac{11{,}591.51 - 9{,}761.27}{12{,}201.59} \right) \right] = \$8.50$

Example 2 — The **hypothetical** Ending Value is 98% of the **hypothetical** Starting Value and is greater than the **hypothetical** Threshold Value, but is less than or equal to the **hypothetical** Step Up Value:

Hypothetical Starting Value: 12,201.59
Hypothetical Threshold Value: 11,591.51
Hypothetical Ending Value: 11,957.56
Hypothetical Step Up Value: 14,519.89

Hypothetical Redemption Amount (per unit) = $10.00 + $1.90 = $11.90

In this case, even though the **hypothetical** Ending Value is less than the **hypothetical** Starting Value, because the **hypothetical** Ending Value is greater than or equal to the **hypothetical** Threshold Value but less than or equal to the **hypothetical** Step Up Value, the **hypothetical** Redemption Amount (per unit) will equal $11.90, which is the sum of the Original Offering Price and the **hypothetical** Step Up Payment of $1.90.

Example 3 — The **hypothetical** Ending Value is 111% of the **hypothetical** Starting Value and is greater than the **hypothetical** Threshold Value, but is less than or equal to the **hypothetical** Step Up Value:

Hypothetical Starting Value: 12,201.59
Hypothetical Threshold Value: 11,591.51
Hypothetical Ending Value: 13,543.76
Hypothetical Step Up Value: 14,519.89

Hypothetical Redemption Amount (per unit) = $10.00 + $1.90 = $11.90

In this case, because the **hypothetical** Ending Value is greater than or equal to the **hypothetical** Threshold Value but less than or equal to the **hypothetical** Step Up Value, the **hypothetical** Redemption Amount (per unit) will equal $11.90, which is the sum of the Original Offering Price and the **hypothetical** Step Up Payment of $1.90.

Example 4 — The **hypothetical** Ending Value is 150% of the **hypothetical** Starting Value and is greater than the **hypothetical** Step Up Value:

Hypothetical Starting Value: 12,201.59
Hypothetical Ending Value: 18,302.39
Hypothetical Step Up Value: 14,519.89

Hypothetical Redemption Amount (per unit) $= \$10 + \left[\$10 \times \left(\frac{18{,}302.39 - 12{,}201.59}{12{,}201.59} \right) \right] = \$15.00$

Enhanced Buffer Market-Linked Step Up Notes
TS-3

Enhanced Buffer Market-Linked Step Up Notes
Linked to the Dow Jones Industrial Average℠, due May , 2014
Enhanced Return

The following table illustrates, for the **hypothetical** Starting Value of 12,201.59 (the closing level of the Index on April 18, 2011), a **hypothetical** Threshold Value of 95% of the **hypothetical** Starting Value (rounded to two decimal places), and a range of **hypothetical** Ending Values:

- the percentage change from the **hypothetical** Starting Value to the **hypothetical** Ending Value;
- the **hypothetical** Redemption Amount per unit of the notes (rounded to two decimal places); and
- the **hypothetical** total rate of return to holders of the notes.

The table below is based on a **hypothetical** Step Up Payment of $1.90 (the midpoint of the Step Up Payment range of $1.60 to $2.20) and a **hypothetical** Step Up Value of 119% of the Starting Value (the midpoint of the Step Up Value range of 116% to 122%). The following examples do not take into account any tax consequences from investing in the notes.

Hypothetical Ending Value(1)	Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
6,100.80	-50.00%	$5.50	-45.00%
7,320.95	-40.00%	$6.50	-35.00%
8,541.11	-30.00%	$7.50	-25.00%
9,761.27	-20.00%	$8.50	-15.00%
10,981.43	-10.00%	$9.50	-5.00%
11,591.51(2)	-5.00%	$11.90(3)	19.00%
11,957.56	-2.00%	$11.90	19.00%
12,201.59(4)	0.00%	$11.90	19.00%
12,445.62	2.00%	$11.90	19.00%
12,811.67	5.00%	$11.90	19.00%
13,421.75	10.00%	$11.90	19.00%
14,519.89(5)	19.00%	$11.90	19.00%
14,641.91	20.00%	$12.00	20.00%
15,862.07	30.00%	$13.00	30.00%
17,082.23	40.00%	$14.00	40.00%
18,302.39	50.00%	$15.00	50.00%

(1) The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2) This is the **hypothetical** Threshold Value. The actual Threshold Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

(3) This amount represents the sum of the Original Offering Price and the **hypothetical** Step Up Payment. The actual Step Up Payment will be determined on the pricing date and will be between $1.60 and $2.20.

(4) This is the **hypothetical** Starting Value, which is the closing level of the Index on April 18, 2011. The actual Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

(5) This is the **hypothetical** Step Up Value. The actual Step Up Value will be determined on the pricing date and will be between 116% and 122% of the actual Starting Value.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, Step Up Payment, and the term of your investment.

Enhanced Buffer Market-Linked Step Up Notes TS-4

Enhanced Buffer Market-Linked Step Up Notes Linked to the Dow Jones Industrial AverageSM, due April , 2014 Risk Factors There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement SUN-1 and page S-5 of the Series A MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Your investment may result in a loss; there is no guaranteed return of principal. Your yield may be less than the yield on a conventional debt security of comparable maturity. Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The Redemption Amount will not be affected by all developments relating to the Index. You must rely on your own evaluation of the merits of an investment linked to the Index. The costs of developing, hedging, and distributing the notes are reflected in the Original Offering Price, and will not be reflected in secondary market prices. A trading market is not expected to develop for the notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. Dow Jones Trademark Holdings, LLC (“Dow Jones”) and CME Group Index Services LLC ("Dow Jones Indexes") may adjust the Index in a way that affects its level, and Dow Jones and Dow Jones Indexes have no obligation to consider your interests. You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities. While we, MLPF&S, and our respective affiliates may from time to time own shares of companies included in the Index, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S) is included in the Index, we, MLPF&S, and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company. If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Purchases and sales by us and our affiliates of shares of companies included in the Index may affect your return. Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you. Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value. Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you. There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-27 of product supplement SUN-1. Investor Considerations You may wish to consider an investment in the notes if: The notes may not be an appropriate investment for you if: You anticipate that the Ending Value will increase from the Starting Value, and in no event will be less than the Threshold Value. You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value. You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities. You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index. You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness. You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes. You anticipate that the level of the Index will decrease from the Starting Value to an Ending Value that is less than the Threshold Value. You seek 100% principal protection or preservation of capital. You seek interest payments or other current income on your investment. You want to receive dividends or other distributions paid on the stocks included in the Index. You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity. You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.Enhanced Buffer Market-Linked Step Up Notes TS-5

Enhanced Buffer Market-Linked Step Up Notes Linked to the Dow Jones Industrial AverageSM, due April , 2014 Other Provisions We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account. Supplement to the Plan of Distribution MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes, but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.Enhanced Buffer Market-Linked Step Up Notes TS-6

Enhanced Buffer Market-Linked Step Up Notes
Linked to the Dow Jones Industrial Average[SM], due May , 2014
Enhanced Return

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of Dow Jones Indexes, the marketing name of CME Group Index Services LLC ("Dow Jones Indexes"), and is subject to change by Dow Jones Indexes. Dow Jones Indexes has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones Indexes discontinuing publication of the Index are discussed in the section beginning on page S-25 of product supplement SUN-1 entitled "Description of the Notes—Discontinuance of a Market Measure." None of us, he calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is a price-weighted index comprised of 30 common stocks, which is published by Dow Jones Indexes. Component changes are made by an Averages Committee comprised of the Managing Editor of The Wall Street Journal ("WSJ"), the head of Dow Jones Indexes research and the head of CME Group Inc. research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company, Inc. The Index is reported by Bloomberg under the ticker symbol "INDU<Index>".

There are no pre-determined criteria for selection of a component stock except that component companies represented by the Index should be established U.S. companies that are leaders in their industries, are widely held by investors and have long records of sustained growth. The Index serves as a measure of the entire U.S. market, including such sectors as financial services, technology, retail, entertainment and consumer goods, and is not limited to traditionally defined industrial stocks. In order to maintain continuity, changes to the component stocks included in the Index tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company's core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the Index may be changed at any time for any reason.

The Index is price-weighted rather than market capitalization-weighted. Therefore, the component stock weightings are affected only by changes in the stocks' prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the Index is the *sum* of the primary exchange prices of each of the 30 common stocks included in the Index, *divided* by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for large dividend distributions, stock splits, spin-offs and other corporate actions. Regular cash dividends are not taken into account in the calculation of the Index. Nine main groups of companies constitute the Index, with the approximate sector weights of the Index as of March 31, 2011 indicated in parentheses: Industrials (23.56%); Technology (16.39%); Consumer Services (12.80%); Oil & Gas (11.77%); Financials (10.08%); Consumer Goods (9.79%); Health Care (6.92%); Basic Materials (4.46%); and Telecommunications (4.25%). The current divisor of the Index is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the Index, no assurance can be given that Dow Jones Indexes will not modify or change this methodology in a manner that may affect the securities.

The current formula used to calculate divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (1) the divisor on the current trading session, times (2) the quotient of (a) the sum of the adjusted (for stock dividends, splits, spin-offs and other applicable corporate actions) closing prices of the Index components on the current trading session and (b) the sum of the unadjusted closing prices of the Index components on the current trading session.

Additional information on the Index is available on the following website: http://www.djindexes.com. We are not incorporating by reference such website or any material included on that website in this term sheet.

Enhanced Buffer Market-Linked Step Up Notes TS-7

Enhanced Buffer Market-Linked Step Up Notes
Linked to the Dow Jones Industrial Average[SM], due May , 2014

Enhanced Return

The following table presents the listing symbol, industry group, price per share, and component stock weight for each of the component stocks in the Index based on publicly available information on March 31, 2011.

Issuer of Component Stock[(1)]	Symbol	Industry	Price Per Share[(2)]	Component Stock Weight[(2)]
3M Co.	MMM	Diversified Industrials	$93.50	5.74%
Alcoa Inc.	AA	Aluminum	$17.65	1.08%
American Express Co.	AXP	Consumer Finance	$45.20	2.78%
AT&T Inc.	T	Fixed Line Telecommunications	$30.60	1.88%
Bank of America	BAC	Banks	$13.33	0.82%
Boeing Co.	BA	Aerospace	$73.93	4.54%
Caterpillar Inc.	CAT	Commercial Vehicles & Trucks	$111.35	6.84%
Chevron Corp.	CVX	Integrated Oil & Gas	$107.43	6.60%
Cisco Systems Inc.	CSCO	Networking Products	$17.15	1.05%
Coca-Cola Co.	KO	Soft Drinks	$66.35	4.08%
E.I. DuPont De Nemours & Co.	DD	Commodity Chemicals	$54.97	3.38%
Exxon Mobil Corp.	XOM	Integrated Oil & Gas	$84.13	5.17%
General Electric Co.	GE	Diversified Industrials	$20.05	1.23%
Hewlett-Packard Co.	HPQ	Computer Hardware	$40.97	2.52%
Home Depot Inc.	HD	Home Improvement Retailers	$37.06	2.28%
Intel Corp.	INTC	Semiconductors	$20.17	1.24%
International Business Machines Corp.	IBM	Computer Services	$163.07	10.02%
Johnson & Johnson	JNJ	Pharmaceuticals	$59.25	3.64%
JPMorgan Chase & Co.	JPM	Banks	$46.10	2.83%
Kraft Foods Inc. Class A	KFT	Food Products	$31.36	1.93%
McDonald's Corp.	MCD	Restaurants & Bars	$76.09	4.67%
Merck & Co. Inc.	MRK	Pharmaceuticals	$33.01	2.03%
Microsoft Corp.	MSFT	Software	$25.36	1.56%
Pfizer Inc.	PFE	Pharmaceuticals	$20.31	1.25%
Procter & Gamble Co.	PG	Nondurable Household Products	$61.60	3.78%
Travelers Cos. Inc.	TRV	Insurance	$59.48	3.65%
United Technologies Corp.	UTX	Aerospace	$84.65	5.20%
Verizon Communications Inc.	VZ	Fixed Line Telecommunications	$38.54	2.37%
Wal-Mart Stores Inc.	WMT	Broadline Retailers	$52.05	3.20%
Walt Disney Co.	DIS	Broadcasting & Entertainment	$43.09	2.65%

[(1)] The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and neither we nor any of our affiliates make any representation to any purchaser of the notes as to the performance of the Index or any component stock included in the Index. Beneficial owners of the notes will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

[(2)] Information obtained from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. Neither we nor MLPF&S nor any of our respective affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index.

Enhanced Buffer Market-Linked Step Up Notes TS-8

Enhanced Buffer Market-Linked Step Up Notes Linked to the Dow Jones Industrial AverageSM, due April , 2014 The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through March 2011. We obtained this historical data from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg, L.P. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On April 18, 2011, the closing level of the Index was 12,201.59. Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods. License Agreement We have entered into a non-exclusive license agreement with Dow Jones Indexes whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the notes. We are not affiliated with Dow Jones Indexes; the only relationship between Dow Jones Indexes and us is any licensing of the use of Dow Jones Indexes’ indices and trademarks or service marks relating to them. The license agreement between Dow Jones Indexes and us provides that the following language must be set forth herein: “The "Dow Jones Industrial AverageSM” is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME"), and has been licensed for use. "Dow Jones®", “Dow Jones Industrial AverageSM", "DJIASM" and "Dow Jones Indexes" are service marks of Dow Jones Trademark Holdings LLC ("Dow Jones") and have been licensed to CME and have been sublicensed for use for certain purposes by Barclays Bank PLC. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The only relationship of Dow Jones, CME or any of their respective affiliates to Barclays Bank PLC is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by CME without regard to Barclays Bank PLC or the notes. Dow Jones and CME have no obligation to take the needs of Barclays Bank PLC or the owners of the notes into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by Barclays Bank PLC, but which may be similar to and competitive with the securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial AverageSM. It is possible that this trading activity will affect the value of the Dow Jones Industrial AverageSM and the notes. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE Enhanced Buffer Market-Linked Step Up Notes TS-9

Enhanced Buffer Market-Linked Step Up Notes Linked to the Dow Jones Industrial AverageSM, due April , 2014 NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF CME.” “Dow Jones®”, “Dow Jones Industrial AverageSM”, “DJIASM” and “Dow Jones Indexes” are service marks of Dow Jones, have been licensed by CME and have been sublicensed for use for certain purposes by Barclays Bank PLC. Barclays Bank PLC’s securities based on the Dow Jones Industrial AverageSM, are not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates and none of them makes any representation regarding the advisability of investing in such securities.Enhanced Buffer Market-Linked Step Up Notes TS-10

Enhanced Buffer Market-Linked Step Up Notes Linked to the Dow Jones Industrial AverageSM, due April , 2014 Certain U.S. Federal Income Taxation Considerations Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-27 of product supplement SUN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-120 of the Series A MTN prospectus supplement. As described in product supplement SUN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement SUN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement SUN-1 (for example, if you did not purchase your notes in the initial issuance of the notes). The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Index. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning on or after January 1, 2013 is generally taxed at preferential rates. In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct. As discussed further in product supplement SUN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect. For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement SUN-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-14 of product supplement SUN-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notesEnhanced Buffer Market-Linked Step Up Notes TS-11

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement SUN-1 dated April 19, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511102311/d424b3.htm

▪	Series A MTN prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed-income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Enhanced Buffer Market-Linked Step Up Notes	TS-12